Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and among Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (the “REIT”), Carter Validus Operating Partnership II, LP, a Delaware limited partnership, the operating company subsidiary of the REIT (the “Operating Company”), and the Operating Company’s subsidiary, CV Manager, LLC, a Delaware limited liability company, (the “REIT Operator” and, together with the REIT and the Operating Company, the “Company”), and Mary (“Kay”) C. Neely (“Executive”) is dated as of July 28, 2020 (the “Effective Date”).

WHEREAS, the REIT Operator desires to employ Executive and Executive desires to be employed by the REIT Operator to provide services for the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term of Employment.

(a) Subject to the terms and conditions of this Agreement, the REIT Operator hereby employs Executive, and Executive hereby accepts employment with the REIT Operator, in the positions and with the duties and responsibilities as set forth in Section 2 hereof for the Term of Employment (as defined below).

(b) The term of employment under this Agreement will commence on the date of the Closing (as defined in that certain Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among the REIT, the Operating Company, Carter Validus Advisors II, LLC and the other parties thereto, dated as of July 28, 2020 (the “Closing”)) and continue through December 31, 2025, unless this Agreement is terminated sooner in accordance with Section 4 below. The period commencing on the Closing and ending at midnight on December 31, 2025 (or earlier termination of Executive’s employment hereunder) shall hereinafter be referred to as the “Term of Employment.” If the Closing does not occur, this Agreement will automatically terminate and be of no force or effect upon termination of the Purchase Agreement in accordance with its terms. For the avoidance of doubt, no payments or other benefits shall accrue to Executive hereunder prior to the Closing.

2. Position; Duties and Responsibilities.

(a) During the Term of Employment, Executive will be employed full time by the REIT Operator and will serve as the Chief Financial Officer of the REIT, reporting directly to the Chief Executive Officer of the REIT (the “CEO”). In this capacity, Executive shall have the duties, authorities and responsibilities as are required by Executive’s position commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to Executive as the CEO shall designate from time to time that are not inconsistent with Executive’s position and that are consistent with the bylaws of the REIT and the limited liability company agreements of the Operating Company and the REIT Operator, each as may be amended from time to time, including, but not limited to, managing the affairs of the Company.

(b) During the Term of Employment, Executive will, without additional compensation, also serve on the board of directors of, serve as an officer of, and/or perform such executive and consulting services for, or on behalf of, the REIT and such Subsidiaries of the REIT as the Board of Directors of the REIT (the “Board”) or the CEO may, from time to time, reasonably request.

(c) During the Term of Employment, Executive will serve the Company faithfully, diligently, and to the best of her ability and will devote substantially all of her business time and attention to the performance of her duties hereunder, and shall have no other employment (unless approved by the Board; provided, however, that nothing contained herein shall prohibit Executive from (i) participating in trade associations or industry organizations in furtherance of the Company’s interests, (ii) engaging in charitable, civic, educational or political activities, (iii) engaging in passive personal investment activities for herself and her family or (iv) accepting directorships or similar positions (together, the “Personal Activities”), in each case so long as the Personal Activities do not unreasonably interfere, individually or in the aggregate, with the performance of Executive’s duties to the Company under this Agreement or the restrictive covenants set forth in Section 9 of this Agreement.

(d) During the Term of Employment, Executive shall perform the services required by this Agreement in Tampa, Florida (the “Principal Location”), except for travel to other locations as may be necessary to fulfill Executive’s duties and responsibilities hereunder.

3. Compensation and Benefits.

(a) Base Salary. During the Term of Employment, Executive will be entitled to receive an annualized base salary (the “Base Salary”) of not less than $450,000. The Base Salary shall be paid in accordance with the REIT Operator’s normal payroll practices, but no less often than semi-monthly.

(b) Incentive Compensation.

(i) Annual Bonuses. In addition to the Base Salary, without limitation, during the Term of Employment, and subject to subsection (e) below, in each calendar year of the Term of Employment, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) payable in cash, pursuant to the criteria and goals reasonably established and administered by the Board or a committee thereof to whom such responsibility has been delegated by the Board (the “Committee”), with a target Annual Bonus opportunity of at least 100% of Executive’s Base Salary (the “Target Annual Bonus”); provided, however, that Executive’s Annual Bonus for calendar year 2020 will be a fixed amount equal to the Target Annual Bonus (rather than being based on criteria and goals established and administered by the Board or the Committee) and will be prorated to reflect the period of employment from the Closing through December 31, 2020. The Annual Bonus payable to Executive shall be determined and payable as soon as practicable after year-end for such year (but no later than March 15th). To be entitled to receive any Annual Bonus, except as otherwise provided in Section 4(a), (b) and (c), Executive must remain employed through the last day of the calendar year to which the Annual Bonus relates.

(ii) Long-Term Incentives. Executive will also be eligible to receive equity and/or other long-term incentive awards under any applicable plan or program adopted by the Company during the Term of Employment. Except for the grants described below, Executive’s entitlement to any such long-term incentives will be in the discretion of the Board or the Committee.

(iii) One-Time Internalization Equity Award. As soon as practicable (but in no event more than 10 days) after the Closing, Executive will be granted an award of time-based REIT restricted common stock with a grant date fair value of $1,000,000 (the “Internalization Award”). Subject to Executive’s continuous employment through the applicable vesting dates (except as otherwise provided in Section 4(a), (b), (c) of this Agreement), the Internalization Award will vest on December 31, 2024, or, if earlier, on the 15 month anniversary of the date of a Qualified Event (as defined in Section 6). The Internalization Award will be granted under, and will be subject to, the terms of the REIT’s Amended and Restated 2014 Restricted Share Plan (the “Plan”) and an award agreement.

(iv) 2021 Long-Term Incentive Award. Subject to Executive’s continued employment through the grant date, in the first quarter of calendar year 2021, Executive will receive an award of time-based REIT restricted common stock (the “Time-Based 2021 Award”) and an award of performance-based REIT restricted stock units (the “Performance-Based 2021 Award” and, together with the Time-Based 2021 Award, the “2021 Awards”). The combined value of the shares of the REIT’s common stock underlying the 2021 Awards (which, in the case of the Performance-Based 2021 Award will be based on the “target” award) on the grant date will be $700,000, with 50% of the grant date value of the 2021 Awards consisting of the Performance-Based 2021 Award and 50% consisting of the Time-Based 2021 Award. The performance objectives and other terms and conditions of the Performance-Based 2021 Award will be reasonably determined by the Board or the Committee. The Time-Based 2021 Award will vest ratably over four years following the grant date, subject to Executive’s continuous employment through the applicable vesting dates (except as otherwise provided in Section 4(a), (b), (c) of this Agreement). The 2021 Awards will be granted under, and will be subject to, the terms of the Plan and award agreements.

(c) Employee Benefit Programs; Expense Reimbursements. During the Term of Employment, Executive will be eligible to participate in all employee benefit programs of the Company made available to the Company’s employees generally, as such programs may be in effect from time to time; provided that nothing herein shall prevent the Company from amending or terminating any such programs pursuant to the terms thereof. For the remainder of 2020, the Company will pay 100% of the group healthcare premiums for coverage of Executive and, if applicable, Executive’s covered dependents. Thereafter, Executive will be responsible for the same percentage of such group healthcare premiums as applies to other employees generally. The REIT Operator will reimburse Executive for any and all necessary, customary and usual business expenses incurred and paid by Executive in connection with her employment upon presentation to the Company of reasonable substantiation and documentation, and in accordance with, and subject to the terms and conditions of, applicable Company policies. During the Term of Employment, Executive shall be entitled to paid vacation and, if applicable, paid time off, per year of the Term of Employment (as pro-rated for any stub employment period) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time, but in no event shall Executive accrue less than 4 weeks of vacation per calendar year (pro-rated for any stub employment period).

(d) Insurance; Indemnification. Executive shall be covered by such comprehensive directors’ and officers’ liability insurance and errors and omissions liability insurance as the Company shall have established and maintained in respect of its directors and officers generally and at its expense, and the Company shall cause such insurance policies to be maintained in a manner reasonably acceptable to Executive both during and, in accordance with Section 4(h) below, after Executive’s employment with the Company. Executive shall also be entitled to indemnification rights, benefits and related expense advances and reimbursements to the same extent as any other director or officer of the Company or the REIT and to the maximum extent permitted under applicable law, including “tail” coverage following termination of service.

Annual Review. The Board or the Committee will undertake a formal review of the amounts payable and potentially payable to Executive pursuant to this Section 3 no less frequently than annually. The Board or the Committee shall be entitled to make all determinations relating to this Section 3(e) in its sole discretion; provided, however, that none of the Board, the Committee or the Company may decrease Executive’s Base Salary, Internalization Award, 2021 Awards or Target Annual Bonus amounts set forth in Sections 3(a) and 3(b)(i), (iii) or (iv) without Executive’s express written consent.

(e) Clawback/Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any compensation provided to, or gain realized by, Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to repayment and/or forfeiture by Executive to the Company if and to the extent any such compensation or gain is or becomes subject to (i) a “clawback” policy adopted by the Company during the Term of Employment that is applicable to Executive and other similarly situated executives, or (ii) any law, rule, requirement or regulation which imposes mandatory recoupment or forfeiture, under circumstances set forth in such law, rule, requirement or regulation.

4. Termination of Employment.

(a) Termination Due to Disability. The REIT Operator may terminate Executive’s employment if Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of not less than 12 months, actually receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company (“Disability”). Any questions as to the existence of Executive’s Disability as to which Executive and the REIT Operator cannot agree shall be determined in writing by a qualified independent medical practitioner mutually acceptable to Executive and the REIT Operator. If Executive’s employment is terminated under this Section 4(a) for Disability, the Company shall pay to Executive the Accrued Benefits pursuant to Section 4(h) below and any earned but unpaid Annual Bonus relating to the calendar year prior to the year of termination, and, subject to Executive’s execution of a general release of claims in favor of the Company in substantially the form attached hereto as Exhibit A, after termination of Executive’s employment, and the expiration of any applicable or legally required revocation period, all within 60 days after the date of termination (the “Release Requirement”) and further subject to Executive’s compliance with the obligations in Sections 7, 8 and 9, (A) Executive’s outstanding equity awards that are subject solely to time-based vesting conditions will become fully vested as of the date of Executive’s termination (treatment of equity awards subject to performance-based vesting conditions will be addressed in the applicable award agreements), (B) within 60 days following the date of termination, the Company shall pay Executive (i) an amount equal to 50% of Executive’s then-current Base Salary and (ii) a pro-rated bonus for the year of termination equal to Executive’s Target Annual Bonus for the then-current calendar year (annualized if the termination occurs in 2020), pro-rated to reflect the number of days in such calendar year through the date of termination of employment, and (C) if Executive is entitled to elect continuation of coverage under any Company group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law (“COBRA”), and Executive timely elects such coverage, the Company shall directly pay, or reimburse Executive for, the COBRA premiums, less the amount Executive would have had to pay to receive such group health coverage for Executive and her covered dependents based on the cost sharing levels in effect on the date of termination, during the period commencing on the date of termination and ending upon the earliest of (x) the date 18 months after the date Executive’s employment terminates, (y) the date Executive and, if applicable, Executive’s covered dependents become no longer eligible for COBRA and (z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (as applicable, the “COBRA Continuation Period”); provided, however, that if Executive is not eligible to elect COBRA continuation coverage or the Company determines that it cannot provide the foregoing benefit under its group health plan or without potentially violating applicable law or triggering adverse tax consequences to the Company or Executive, the Company shall in lieu thereof provide to Executive a taxable monthly payment during the COBRA Continuation Period in an amount equal to the monthly premium that the Company would have contributed to Executive’s and Executive’s covered dependents’ group health coverage in effect on the date of termination (which amount shall be based on the premiums in effect on the date of termination), less the amount Executive would have had to pay to receive such group health coverage for Executive and her covered dependents based on the cost sharing levels in effect on the date of termination (as applicable, the “Continued Health Care Coverage Benefit”). The Continued Health Care Coverage Benefits will commence within 60 days following the date of termination (with the first payment to include any installment payments that would have been made during such 60-day period if payments had commenced on the date of termination).

(b) Termination Due to Death. Executive’s employment shall terminate automatically upon Executive’s death during the Term of Employment. If Executive’s employment is terminated because of Executive’s death, (i) the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (A) the Accrued Benefits pursuant to Section 4(h) below, (B) any earned but unpaid Annual Bonus relating to the calendar year prior to the year of termination and (C) within 60 days following the date of termination, a pro-rated bonus for the year of termination equal to Executive’s Target Annual Bonus for the then-current calendar year (annualized if the termination occurs in 2020), pro-rated to reflect the number of days in such calendar year through the date of termination of employment, (ii) Executive’s outstanding equity awards that are subject solely to time-based vesting conditions will become fully vested as of the date of termination of employment (treatment of equity awards subject to performance-based vesting conditions will be addressed in the applicable award agreements), and (iii) if applicable, Executive’s covered dependents will receive the Continued Health Care Coverage Benefit.

(c) Termination by the Company Without Cause or by Executive for Good Reason. The REIT Operator may terminate Executive’s employment at any time without Cause (as defined in Section 6) and Executive may terminate her employment for Good Reason (as defined in Section 6) upon not less than 60 days’ prior written notice of such resignation to the Company. Upon any such termination of Executive’s employment without Cause or for Good Reason during the Term of Employment, Executive shall be entitled to receive the following:

(i) The Accrued Benefits pursuant to Section 4(h) below and any earned but unpaid Annual Bonus relating to the calendar year prior to the year of termination; and

(ii) subject to Executive’s satisfaction of the Release Requirement and compliance with the obligations in Sections 7, 8 and 9:

(1) the Company shall pay Executive cash severance (the “Severance Amount”) equal to the Severance Multiple times the sum of (A) Executive’s then-current Base Salary (disregarding any reduction in Base Salary not approved by Executive) and (B) Executive’s Target Annual Bonus for the then-current calendar year (annualized if the termination occurs in 2020). If the termination described in this Section 4(c) does not occur during the Change in Control Period (as defined in Section 6), the Severance Amount will be paid in equal installments in accordance with the normal payroll practice of the REIT Operator over the 18 month period following the date of termination, with such installment payments beginning within 60 days following the date of termination (with the first payment to include any installment payments that would have been made during such 60-day period if payments had commenced on the date of termination). If the termination described in this Section 4(c) occurs during the Change in Control Period (as defined in Section 6), the Severance Amount will be paid in a lump sum within 60 days following the date of termination;

(2) within 60 days following the date of termination, the Company shall pay Executive an amount equal to Executive’s Target Annual Bonus for the then-current calendar year (annualized if the termination occurs in 2020), pro-rated for the number of days in such calendar year ending on the date of Executive’s termination of employment;

(3) Executive’s outstanding equity awards that are subject solely to time-based vesting conditions will become fully vested as of the date of Executive’s termination (treatment of equity awards subject to performance-based vesting conditions will be addressed in the applicable award agreements); and

(4) the Continued Health Care Coverage Benefit described in Section 4(a). The Continued Health Care Coverage Benefits will commence within 60 days following the date of termination (with the first payment to include any installment payments that would have been made during such 60-day period if payments had commenced on the date of termination).

If Company claims that is not required to provide the severance amounts or equity awards pursuant to Section 4(c) because of an alleged breach by Executive of Sections 7, 8 or 9 of this Agreement, Company must provide written notice to Executive specifying the particulars thereof in reasonable detail and provide Executive and her counsel with an opportunity to appear before the Board to rebut or dispute the alleged breach on a specified date that is at least 10 but no more than 30 days following the date on which such notice is given. The notice to be provided by the Company must be provided to Executive no later than 90 days after the later of the time at which the alleged breach first (i) occurs or arises or (ii) becomes known to any non-executive members of the Board. If Executive appears before the Board to rebut or dispute the alleged breach, the Board must make a final determination as to whether a breach occurred within 10 days of such appearance, and if the Board fails to make a determination by that date, it shall be conclusively determined that the Executive did not commit the alleged breach.

(d) Termination by the Company for Cause. The REIT Operator may terminate Executive’s employment at any time for Cause pursuant to the provisions of Section 6(a) below, in which event as of the date of such termination all payments and benefits under this Agreement shall cease and all then unvested awards or benefits shall be forfeited, except for the continuing obligation to pay Executive her Accrued Benefits.

(e) Voluntary Termination by Executive without Good Reason. Executive may voluntarily terminate her employment without Good Reason upon 60 days’ prior written notice. In any such event, after the date of such termination, no further payments or benefits shall be due under this Agreement and all then unvested awards or benefits shall be forfeited, except for the obligation to pay Executive after the date of such termination her Accrued Benefits and any earned but unpaid Annual Bonus relating to the calendar year prior to the year of termination.

(f) Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 18 and shall specify the termination date in accordance with the requirements of this Agreement.

(g) Resignation of All Other Positions. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer of the Company or any affiliate of the Company, and from all positions that she holds as a member of the Board (or a committee thereof) or the board of directors (or a committee thereof) of any Subsidiary of the REIT, unless otherwise mutually agreed with the Board, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

(h) General Provisions. (1) Upon any termination of Executive’s employment, Executive shall be entitled to receive the following: (A) any unpaid Base Salary and accrued but unused vacation and/or paid time off (determined in accordance with Company policy) through the date of termination (paid in cash within 30 days, or such shorter period required by applicable law, following the date of termination), (B) reimbursement for all necessary, customary and usual business expenses and fees incurred and paid by Executive prior to the date of termination, in accordance with Section 3(c) above (payable in accordance with the Company’s expense reimbursement policy), and (C) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans, including those as provided in Section 3(c) above (payable in accordance with the applicable employee benefit plan), and directors and officers liability coverage pursuant to Section 3(d) for actions and inactions occurring during the Term of Employment, and continued coverage for any actions or inactions by Executive while providing cooperation under this Agreement (collectively, “Accrued Benefits”).

(2) During any notice period required under Section 4 or Section 6, as applicable, (A) Executive shall remain employed by the Company and shall continue to be bound by all the terms of this Agreement and any other applicable duties and obligations to the Company, (B) the Company may direct Executive not to report to work, and (C) Executive shall only undertake such actions on behalf of the Company, consistent with her position, as expressly directed by the Board.

5. Code Section 280G.

(a) Treatment of Payments. Notwithstanding anything in this Agreement or any other plan, arrangement or agreement to the contrary, in the event that an independent, nationally recognized accounting firm which shall be designated by the Company with Executive’s written consent (which consent shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that any payment or benefit received or to be received by Executive from the Company or any of its affiliates or from any Person who effectuates a change in control or effective control of the Company or any of such Person’s affiliates (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would fail to be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then the Total Payments that are subject to Section 280G or 4999 of the Code shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall occur if and only to the extent that the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes, and employment, Social Security and Medicare taxes on such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes and employment, Social Security and Medicare taxes on such Total Payments and the amount of Excise Tax (or any other excise tax) to which Executive would be subject in respect of such unreduced Total Payments). For purposes of this Section 5(a), the above tax amounts shall be determined by the Accounting Firm, applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or are likely to apply) to Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G or 4999 of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made. If the Accounting Firm determines that Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then Executive shall retain all of the Total Payments.

(b) Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 5(a), the Total Payments will be reduced in the following order: (A) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (B) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (C) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (D) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (E) all other cash or non-cash benefits not otherwise described in above will be next reduced pro-rata.

(c) Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (A) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (B) no portion of the Total Payments will be taken into account which, in the opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Executive and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite calculations and analysis under this Section 5 (and shall cooperate to the extent necessary for any of the determinations in this Section 5(c) to be made), and the Accounting Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify Executive and the Company to that effect. In the absence of manifest error, all determinations by the Accounting Firm under this Section 5 shall be binding on Executive and the Company and shall be made as soon as reasonably practicable following the later of Executive’s date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm and any legal counsel retained by the Accounting Firm.

(d) Additional Payments. If Executive receives reduced payments and benefits by reason of this Section 5 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that Executive could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable following such determination.

6. Definitions.

(a) “Cause” shall mean any of the following:

(i) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony (excluding traffic-related felonies), or any financial crime involving the Company or any subsidiary of the REIT (including, but not limited to, fraud, embezzlement or misappropriation of Company assets);

(ii) Executive’s willful and gross misconduct in the performance of her duties (other than by reason of her incapacity or disability), it being expressly understood that the Company’s dissatisfaction with Executive’s performance that is not willful and gross misconduct in the performance of Executive’s duties shall not constitute Cause under this clause (ii);

(iii) Executive’s continuous, willful and material breach of this Agreement or any written Company policy after written notice of such breach has been given by the Board in its reasonable discretion exercised in good faith.

Notwithstanding the foregoing, in no event shall any action or omission constitute “Cause” unless (1) no later than 90 days after the later of the time at which the event or condition purportedly giving rise to Cause first (i) occurs or arises or (ii) becomes known to any non-executive members of the Board, the Company gives notice to Executive stating that Executive will be terminated for Cause, specifying the particulars thereof in reasonable detail and the date of termination (which shall be no less than 20 days but no more than 60 days following the date on which such written notice is received by Executive) (the “Cause Termination Notice”), (2) the Company provides Executive and her counsel with an opportunity to appear before the Board to rebut or dispute the alleged reason for termination on a specified date that is at least 10 days following the date on which the Cause Termination Notice is given, and (3) a majority of the Board (calculated without regard to Executive, if applicable) determines that Executive has failed to materially cure or cease such misconduct or breach within 20 days after the Cause Termination Notice is given to her. For purposes of the foregoing sentence, no act, or failure to act, on Executive’s part shall be considered willful unless done or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in the best interest of the Company, and any act or omission by Executive pursuant to the authority given pursuant to a resolution duly adopted by the Board or on the written advice of counsel to the Company will be deemed made in good faith and in the best interest of the Company.

(b) “Change in Control” means the occurrence of any of the following after the Effective Date:

(i) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the REIT and its Subsidiaries, taken as a whole, to any Exchange Act Person;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, as of the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the REIT) whose appointment or election by the Board or nomination for election by the REIT’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) an Exchange Act Person becomes the “beneficial owner” (as used in Rule 13d-3 under the Exchange Act) of 50% or more of the total voting power of the stock of the REIT; or

(iv) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the REIT if, immediately after the consummation of such transaction, the shareholders of the REIT immediately prior thereto do not own, directly or indirectly, either outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction.

Notwithstanding the foregoing, (A) a Change in Control shall not be deemed to have occurred by virtue of a Qualified Event or any transaction or series of integrated transactions immediately following which the shareholders of the REIT immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in a Person that owns all or substantially all of the voting securities or assets of the REIT immediately following such transaction or series of transactions, and (B) if the severance payable under Section 4(c) constitutes deferred compensation under Section 409A of the Code, a Change in Control shall be deemed to have occurred for purposes of this Agreement only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

(c) “Change in Control Period” means the period beginning on the date of a Change in Control and ending on the 12 month anniversary of the date of the Change in Control.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(e) “Exchange Act Person” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act), except that “Exchange Act Person” will not include (i) the REIT or any Subsidiary of the REIT, (ii) any employee benefit plan of the REIT or any Subsidiary of the REIT or any trustee or other fiduciary holding securities under an employee benefit plan of the REIT or any Subsidiary of the REIT, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an entity owned, directly or indirectly, by the shareholders of the REIT in substantially the same proportions as their ownership of shares of the REIT or (v) any Person that, as of immediately prior to the transaction or series of transactions, is the owner, directly or indirectly, of securities of the REIT representing more than 50% of the combined voting power of the REIT’s then outstanding securities.

(f) “Good Reason” shall mean, without Executive’s written consent:

(i) the assignment to Executive of duties or responsibilities substantially inconsistent with Executive’s title at the Company or a material diminution in Executive’s title, authority or responsibilities;

(ii) a material reduction in Executive’s Base Salary or Target Annual Bonus opportunity;

(iii) a continuous, willful and material breach by the Company of this Agreement; or

(iv) the relocation (without the written consent of Executive) of Executive’s principal place of employment by more than 35 miles from the Principal Location.

Notwithstanding the foregoing, (1) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date of at least 60 days but no more than 90 days from the date of such notice) is given no later than 90 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (2) if there exists an event or condition that constitutes Good Reason, the Company shall have 30 days from the date notice of such termination is received to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; provided, however, that the Company’s right to cure such event or condition shall not apply if there have been repeated breaches by the Company.

(g) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(h) “Qualified Event” means either of the following: (a) a listing of the REIT’s (or a successor’s or parent entity’s) stock on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange; or (b) an underwritten public offering of the REIT’s (or a successor’s or parent entity’s) stock pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time, which shares are approved for listing or quotation on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange.

(i) “Severance Multiple” means (i) 1.5 if the Severance Amount is payable under Section 4(c) on account of termination that does not occur during the Change in Control Period and (ii) 2 if the Severance Amount is payable under Section 4(c) on account of a termination that occurs during the Change in Control Period.

(j) “Subsidiary” or “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person or Persons as to which such first Person owns or otherwise controls, directly or indirectly, 50% or more of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person or Persons.

7. Confidentiality/Non-Disclosure. Executive acknowledges that, in the course of her employment with the Company, she has become and/or will become acquainted and trusted with (a) certain confidential information and trade secrets, which confidential information includes, but is not limited to, proprietary software, customer lists and information, information concerning the Company’s finances, business practices, long-term and strategic plans and similar matters, information concerning the Company’s formulas, designs, methods of business, trade secrets, technology, business operations, business records and files, and any other information that is not generally known to the public or within the industry or trade in which the Company competes and was not known to Executive prior to her employment with the Company, and (b) information of third parties that the Company is under a duty to maintain as confidential (collectively, “Confidential Information”). Except in furtherance of her duties hereunder, Executive agrees that she will not cause any Confidential Information to be disclosed to third parties without the prior written consent of the Company and that she will not, without the prior written consent of the Company, divulge or make any use of such Confidential Information, except as may be required by law and/or to fulfill her obligations hereunder. Upon the termination of Executive’s employment for whatever reason, or at any time the Company may request, Executive shall immediately deliver to the Company all of the Company’s property in Executive’s possession or under Executive’s control, including but not limited to all originals and copies of memoranda, notes, plans, records, reports, computer files, disks and tapes, thumb drives, printouts, worksheets, source code, software, programming work, and all documents, forms, records or other information, in whatever form it may exist, regarding the Company’s business, clients, products or services. Confidential Information does not include information that: (i) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; (ii) was known to the public prior to its disclosure to Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process. Additionally, the parties acknowledge and agree that the obligations of this Section 7 shall be in addition to and shall not diminish any obligations that Executive may have to Company or any customer of Company under any separate Non-Disclosure and Confidentiality Agreement that Executive may execute during her employment with the Company.

8. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which were or are conceived, developed, contributed to or made or reduced to practice by Executive (whether alone or jointly with others) while employed by the Company, whether before or after the date of this Agreement (“Work Product”), belong to the Company. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Term of Employment) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). Executive acknowledges that all copyrightable Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended, and that the Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company all right, title and interest, including a copyright, in and to such copyrightable work. The foregoing provisions of this Section 8 shall not apply to any invention that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for the Company.

9. Restrictive Covenants.

(a) Notification of New Employer. During Executive’s employment and for a period of 12 months immediately following the termination of her employment with the Company for any reason, Executive will advise the Company of any new employer of hers, or any other Person for whom she may perform services, within 10 days after commencing to work for such employer or other Person. Executive hereby agrees to notify, and grant consent to notification by the Company to, any new employer, or other Person for whom she may perform services, of her obligations under this Agreement.

(b) Solicitation of Employees. Executive agrees that during her employment and for a period of 12 months immediately following the termination of her employment with the Company for any reason, whether with or without cause, she will not directly or indirectly, for herself or any other Person:

(i) solicit, induce, recruit or encourage any of the Company’s employees, exclusive consultants or exclusive independent contractors or any Person who provides services to the Company to terminate or reduce their employment or other relationship with the Company;

(ii) hire any individual who is (or was, within the 6 month period immediately preceding such hiring) an employee, exclusive consultant, or exclusive independent contractor of the Company; or

(iii) attempt to do any of the foregoing.

Notwithstanding the foregoing, the provisions of this Section 9(b) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related Person or hiring a respondent to such advertising or solicitation or (B) actions taken by any Person with which Executive is associated if Executive is not personally involved in any manner in the matter and has not identified such Company-related Person for soliciting or hiring.

(c) Solicitation of Customers. Executive agrees that during her employment and for a period of 12 months immediately following the termination of her employment with the Company for any reason, whether with or without cause, she will not directly or indirectly, (i) solicit, entice, or induce any Customer for the purpose of providing, or provide, products or services that are competitive with the products or services provided by the Company, or (ii) solicit, entice, or induce any Customer to terminate or reduce its business with (or refrain from increasing its business with) the Company. Notwithstanding the foregoing, nothing in this subsection 9(c) shall prohibit Executive from accepting a business relationship with a Customer that is not solicited within the meaning of this subsection 9(c) so long as Executive is not acting in violation of the provisions of Section 9(d) below.

As used in this Section 9(c), “Customer” means any Person to which the Company provided products or services (or was invested in products offered by the Company), and with which Executive had contact on behalf of the Company, within the last 12 months of her employment with the Company.

(d) Noncompetition. Executive agrees that during her employment and for a period of 12 months immediately following the termination of her employment with the Company in connection with which Executive is entitled to severance under Section 4(c) she will not directly or indirectly:

(i) have any ownership interest in a Competitor other than a passive investment of no more than 5% of the outstanding equity or debt securities of a Competitor; or

(ii) engage in or perform services other than Personal Activities (whether as an employee, consultant, proprietor, partner, director or otherwise) for any Competitor, if such services either (1) are the same as or similar to (individually or in the aggregate) the services Executive performed for the Company during her employment with the Company, or (2) are performed with respect to products or services of the Competitor that are competitive with the products or services provided by the Company with which Executive was involved during her employment with the Company or about which she received Confidential Information during her employment with the Company.

As used in this section, “Competitor” means: (i) any private or public (traded or non-traded) real estate investment trust, fund or other investment vehicle or program whose principal place of business is in the United States and whose business involves investing in, owning, managing, advising or operating healthcare properties of the type owned by the Company (including medical office buildings) or data centers if owned by the Company as of the date of termination, whether directly or indirectly through joint ventures; and (ii) any entity whose principal place of business is in the United States and that advises (including any external advisor) any private or public (traded or non-traded) real estate investment trust, fund or other investment vehicle or program whose principal place of business is in the United States and whose business involves investing in, owning, managing, advising or operating healthcare properties of the type owned by the Company (including medical office buildings) or data centers if owned by the Company, whether directly or indirectly through joint ventures.

The scope of the covenant set forth in Section 9(d) will be within or with respect to the United States.

However, the restrictions set forth in Section 9(d) shall become null and void if, following the date of termination, the Company is in material breach of any of its material obligations to Executive, which breach has not been cured within 30 days after Executive has given written notice to the Company describing the breach in reasonable detail and requesting cure.

(e) Non-Disparagement. The Company and Executive each acknowledge that any disparaging comments by either party against the other are likely to substantially depreciate the business reputation of the other party. Executive further agrees that she will not, and the Company agrees that it will direct its officers and directors to not directly or indirectly defame, disparage, or publicly criticize the services, business, integrity, veracity or reputation of the other party, including but not limited to, the Company or its owners, officers, directors, or employees in any forum or through any medium of communication. Nothing in this Agreement will preclude Executive or the Company from supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

(f) Executive acknowledges and agrees that during her employment with Company she will owe the Company duties of good faith, loyalty and non-disclosure and such statutory duties that are applicable to an officer of the Company under the laws of the State of Florida.

10. Remedies. Executive acknowledges and agrees that the restrictions set forth in this Agreement are critical and necessary to protect the Company’s legitimate business interests; are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Executive agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the restrictions set forth herein. Accordingly, Executives agrees that if she breaches or threatens to breach any of such restrictions, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Executive further acknowledges and agrees that (a) any claim she may have against the Company, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in this Agreement, (b) the circumstances of her termination of employment with the Company will have no impact on her obligations under this Agreement, and (c) this Agreement is enforceable by the Company and its respective Subsidiaries, affiliates, successors and permitted assigns.

11. Additional Acknowledgments.

(a) Executive and the Company each agree and intend that Executive’s obligations under this Agreement (to the extent not perpetual) be tolled during any period that Executive is in breach of any of the obligations under this Agreement, so that the Company is provided with the full benefit of the restrictive periods set forth herein.

(b) Executive also agrees that, in addition to any other remedies available to the Company and notwithstanding any provision of this Agreement to the contrary, in the event Executive breaches in any material respect any of her obligations under Sections 7, 8 or 9 and any applicable cure period under this Agreement with respect to such breach shall have lapsed, the Company shall be entitled to immediately cease all payments and benefits (including vesting of equity-based awards) under Section 4 and will have no further obligations thereunder.

(c) Executive and the Company further agree that, in the event that any provision of Section 9 is determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic scope or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Each of Executive and the Company acknowledges and agrees that the Company will suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Sections 7, 8, or 9. Executive further acknowledges that the restrictive covenants set forth in those Sections are of a special, unique, and extraordinary character, the loss of which cannot be adequately compensated by monetary damages. Executive agrees that the terms and provisions of Sections 7, 8, or 9 are fair and reasonable and are reasonably required for the protection of the Company in whose favor such restrictions operate. Executive acknowledges that, but for Executive’s agreements to be bound by the restrictive covenants set forth in Sections 7, 8, or 9, the Company would not have entered into this

Agreement. In the event of an alleged or threatened breach by Executive of any of the provisions of Sections 7, 8, or 9, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the noncompetition period or non-solicitation period, as applicable, by a period equal to the duration of the violation).

(d) The REIT and the Operating Company agree to be jointly and severally liable for all obligations of the REIT Operator under this Agreement, including payment obligations. Executive and the Company further agree that the REIT Operator is the employer of Executive for all U.S. federal income tax and employment tax purposes. In accordance with such status, to the extent that any provision herein permits the Company to control, supervise, or otherwise determine the rights, responsibilities, or obligations of Executive hereunder; to remunerate, reimburse, or otherwise provide any economic benefit to Executive hereunder (or to determine the amount of such payments or benefits); or to otherwise initiate, terminate, or otherwise alter the terms of Executive’s employment with the REIT Operator hereunder, it is acknowledged and agreed by all parties hereto that such actions are taken on behalf of the REIT Operator, which hereby grants all necessary power and authority to the Company to take such actions on behalf of the REIT Operator.

12. Executive’s Cooperation. During the Term of Employment and, to the extent that the Company pays Executive’s actual, reasonable and documented legal fees for legal counsel, also for a reasonable period thereafter, Executive shall reasonably cooperate with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company to the extent that such investigation, proceeding or dispute may relate to matters in which Executive has knowledge as a result of Executive’s employment with the Company or Executive’s serving as an officer or director of the Company (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request, after reasonable notice, to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). Without limiting the generality of the foregoing, to the extent that the Company seeks such assistance, the Company shall use reasonable business efforts, whenever possible, to provide Executive with reasonable advance notice of its need for Executive’s assistance and will attempt to coordinate with Executive the time and place at which Executive’s assistance will be provided with the goal of minimizing the impact of such assistance on any other material pre-scheduled business commitment that Executive may have. In the event the Company requires Executive’s reasonable assistance or cooperation in accordance with this Section 12, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts and, for cooperation following the Term of Employment, Executive’s actual, reasonable and documented legal fees. Nothing in this Section 12 shall abrogate in any respect the obligation (contractual or otherwise) of the REIT, the Operating Company, the REIT Operator or any affiliate of any of the foregoing to indemnify Executive for any acts or omissions during the Term of Employment or any period prior thereto.

13. Executive’s Representations. Executive hereby represents and warrants to the Company that except as to agreements otherwise superseded by this Agreement (a) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other Person and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

14. Corporate Opportunity. Executive agrees that during her Term of Employment she will not use opportunities discovered in the course of her employment hereunder for her own personal gain or benefit without the written consent of the Company. For example, if in any capacity described in Section 2 of this Agreement, Executive is approached about or otherwise becomes aware of a potential investment or other business transaction that may be appropriate for the Company, Executive will not take that opportunity for herself, or share or disclose it to any third party, but rather Executive will bring it to the attention of the Board.

15. Insurance for Company’s Own Behalf. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

16. Withholding. The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes that it reasonably determines are required to be imposed with respect to Executive’s compensation or other payments or benefits from the Company or Executive’s ownership interest in the Company (including wages, bonuses, the receipt or exercise of equity awards and/or the receipt or vesting of restricted equity).

17. Survival. The rights and obligations of the parties under this Agreement shall survive as provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions following the termination of Executive’s employment with the Company, regardless of the manner of or reasons for such termination.

18. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to (a) Executive at the address on file with the Company, and (b) Company at the following address:

CV Manager, LLC; Carter Validus Mission Critical REIT II, Inc.

4890 W. Kennedy Blvd, Suite 650

Tampa, FL 33609

Attention: Board of Directors

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 18, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time or on a day other than a Saturday, Sunday or any day on which banks located in the State of Florida are authorized or obligated to close (a “Business Day”), then on the next proceeding Business Day, (ii) if delivered by certified mail in the manner described above to the address as provided in this Section 18, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iii) if delivered by overnight courier to the address as provided for in this Section 18, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 18. Any party hereto from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20. Entire Agreement. Except as otherwise stated here, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, without limitation, any prior offer letter, employment or other employment or compensation-related agreement with Carter Validus REIT Management Company II, LLC, Carter Validus Holdings Management Inc. or any of their respective affiliates. Executive shall not be eligible to participate in any severance plan or program during the Term of Employment and neither the Company nor any of its affiliates shall have any responsibility or liability with respect to any prior agreement or arrangement (including, without limitation, any agreement or arrangement entitling Executive to distributions or allocations of profits or gains) with, or maintained by, Carter Validus REIT Management Company II, LLC, Carter Validus Holdings Management Inc. or any of their respective affiliates.

21. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

22. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

23. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. The Company may only assign this Agreement to a successor to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

24. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In any litigation between Executive and the Company arising out of or related to this Agreement, the losing party shall reimburse the prevailing party for all reasonable attorneys’ fees and costs incurred by that prevailing party in enforcing, defending, or prosecuting this Agreement.

25. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

26. Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF FLORIDA FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF FLORIDA WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 25. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF FLORIDA, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

27. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED-FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

28. Section 409A.

(a) Interpretation. Notwithstanding any provision to the contrary in this Agreement, this Agreement is intended to comply with the requirements of Section 409A of the Code and regulations thereunder (“Section 409A”) or any exemption thereunder, to the extent applicable, and this Agreement shall be interpreted accordingly. If any provisions of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Section 409A of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment that constitutes deferred compensation for purposes of Section 409A. To the extent any payment or benefit provided under this Agreement is contingent upon Executive’s execution of the general release of claims described in Sections 4(a) or 4(c)(ii), if such payment or benefit constitutes deferred compensation for purposes of Section 409A and the 60-day period described in such sections spans calendar years, such payment and/or benefit shall be paid or commence, as applicable, in the latter calendar year. Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments or benefits hereunder that constitute deferred compensation for purposes of Section 409A only upon a “separation from service” within the meaning of Section 409A.

(b) Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of Executive’s termination of employment, Executive is a “specified employee” (as such term is used in Section 409A), then any amounts payable to Executive that constitute deferred compensation for purposes of Section 409A that are payable due to Executive’s termination of employment shall be postponed and paid (without interest) to Executive in a lump sum on the first day of the seventh month after Executive’s “separation from service” (within the meaning of Section 409A) with the Company (or any successor thereto); provided, however, that if Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A shall be paid to the personal representative of Executive’s estate on the 60th day after Executive’s death.

(c) Reimbursements. All reimbursements provided under this Agreement that constitute deferred compensation under Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CARTER VALIDUS MISSION CRITICAL REIT
II, INC.

By:	/s/ Michael A. Seton
Name: Michael A. Seton
Title: Chief Executive Officer

CARTER VALIDUS OPERATING PARTNERSHIP II, LP

By: CARTER VALIDUS MISSION CRITICAL REIT II, INC., its general partner

By:	/s/ Michael A. Seton
Name: Michael A. Seton
Title: Chief Executive Officer

CV MANAGER, LLC

By: CARTER VALIDUS OPERATING PARTNERSHIP II, LP, its managing member

By: CARTER VALIDUS MISSION CRITICAL REIT II, INC., its general partner

By:	/s/ Michael A. Seton
Name: Michael A. Seton
Title: Chief Executive Officer

EXECUTIVE

/s/ Kay C. Neely
Kay C. Neely

EXHIBIT A

GENERAL RELEASE

I, Mary (“Kay”) C. Neely, in consideration of and subject to the performance by Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (the “REIT”), Carter Validus Operating Partnership II, LP, a Delaware limited partnership, the operating company subsidiary of the REIT (the “Operating Company”), and the Operating Company’s subsidiary, CV Manager, LLC, a Delaware limited liability company (the “REIT Operator” and, together with the REIT and the Operating Company, the “Company”), of their respective obligations under the Employment Agreement with an Effective Date of July 28, 2020 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, attorneys, advisors, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 4 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matters covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claims, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that subject to paragraph 11 below, I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits or equity awards to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, by contract or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6. Defend Trade Secrets Act. I acknowledge that I am hereby notified that under the Defend Trade Secrets Act of 2016: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney, and made solely for the purpose of reporting or investigating a suspected violation of law or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

7. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

8. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9. I agree that in any litigation between Executive and the Other Released Parties arising out of or related to this Release, the losing party shall reimburse the prevailing party for all reasonable attorneys’ fees and costs incurred by that prevailing party in enforcing, defending, or prosecuting this Release.

10. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

11. I agree that this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other governmental entity or federal or state regulatory authority (collectively, “Government Agencies”). I further understand that this General Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency without notice to the Company. This General Release does not limit my right to receive an award for information provided to any Government Agencies.

12. I hereby acknowledge that Sections 4 through 28 of the Agreement shall survive my execution of this General Release.

13. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

14. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

15. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.

I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE 7 DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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